Exhibit 99.1

  PMC-Sierra Completes Acquisition of Storage Semiconductor Business
                        from Avago Technologies

    SANTA CLARA, Calif.--(BUSINESS WIRE)--March 1, 2006--PMC-Sierra, Inc. (Nasdaq:PMCS), a leading provider of broadband communications and storage semiconductors, today announced the completion of the acquisition of the storage semiconductor business from Avago Technologies for $425 million in cash. The final purchase price is subject to an inventory adjustment. PMC-Sierra will also incur significant acquisition-related costs, including one-time charges and ongoing amortization related to the acquired business.
    The acquisition of the storage semiconductor business strengthens PMC-Sierra's position in the storage market and allows the Company to provide more complete end-to-end enterprise storage silicon solutions. The acquired business is a technology leader in Fibre Channel protocol controllers with its Tachyon product line and is developing next-generation controllers supporting Fibre Channel and SAS/SATA/iSCSI storage systems as well as other storage-related products.
    "With the closing of this acquisition, PMC-Sierra now has a broad storage semiconductor product line with more integrated end-to-end solutions for our enterprise storage customers," said Bob Bailey, chairman and chief executive officer of PMC-Sierra. "We have acquired a highly skilled team and are moving quickly to integrate our operating and development efforts so that we can provide customers with innovative storage solutions while at the same time improving the overall profitability of the acquired business."

    Safe Harbor Statement

    PMC-Sierra's forward-looking statements concerning the strengthening of PMC-Sierra's storage position in the storage market, speed and success of integration efforts and improvements in profitability of the acquired business involve risks and uncertainties. Actual results may differ from projections for varied reasons, including changes in semiconductor market conditions and demand for storage semiconductor products; the impact of competitive products and pricing; technological and product development risks and other risk factors relating to PMC-Sierra's business detailed in the Company's Securities and Exchange Commission filings, as well as PMC-Sierra's ability to integrate personnel, product planning and development, manufacturing and information systems of the business acquired with PMC-Sierra's operations, and PMC-Sierra's ability to identify and benefit from cost synergies in the combined business. PMC-Sierra does not undertake any obligation to update the forward-looking statements.

    About PMC-Sierra

    PMC-Sierra(TM) is a leading provider of broadband communications and storage semiconductors for enterprise, access, metro, storage, wireless infrastructure, laser printers and customer premises equipment. The company offers worldwide technical and sales support, including a network of offices throughout North America, Europe and Asia. The company is publicly traded on the Nasdaq Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.

    (C) Copyright PMC-Sierra, Inc. 2006. All rights reserved. PMC, PMCS, PMC-Sierra, and "Thinking You can Build On" are trademarks of PMC-Sierra, Inc. All other trademarks are the property of the respective owners.

    CONTACT: PMC-Sierra, Inc.
             Alan Krock, 408-988-1204
              or
             David Climie, 408-988-8276
              or
             Susan Shaw, 408-988-8515